Financial                                      400 Oyster Point Blvd, Suite 436
CONTENT                                        South San Francisco, CA  94080
                                               Telephone 650-837-9850
                                               Facsimile 650-745-2677
                                               www.financialcontent.com


December 6, 2005

Securities and Exchange Commission              BY FACSIMILE
Division of Corporate Finance                   TOTAL NO. OF PAGES: 1
Washington, D.C.  20549                         FAX NO.: 1-202-772-9205
Attn: Robert Carroll                            CONFIRMATION BY EDGAR


RE:     FinancialContent, Inc.
        Form 10KSB for Fiscal Year Ended June 30, 2005
        Filed October 4, 2005

Dear Mr. Carroll:

I write to confirm our telephone conversation yesterday wherein you graciously agreed to extend to December 14, 2005 for us to amend our filing and respond to your comments in the abovereferenced matter. We look forward to working with you in improving and enhancing the disclosures in our filings.

Very truly yours,

/s/ Dave Neville
-----------------------------
General Counsel
FinancialContent, Inc.